Exhibit 10.3

AVON PRODUCTS, INC.
2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    Grant of Restricted Stock Unit Award. Pursuant to the provisions of its 2013 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (the “Grantee”) Restricted Stock Units (the “RSUs”), representing the right to receive in the future shares of Stock (the “Shares”) as set forth in the Grantee's grant notification. These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless otherwise defined herein.
2.    Nature of RSUs; Issuance of Shares
These RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued Shares on the Vesting Date (or earlier as provided in this Agreement). In lieu of issuance of Shares for all or a portion of the RSUs, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares or for a portion of the RSUs, determined as of the Vesting Date (or earlier as provided in this Agreement).
The Grantee should be aware that vesting of the RSUs will result in the ownership of Shares and will require the Grantee to open and use a U.S. brokerage account. The Grantee will personally be responsible for any local compliance requirements in relation to all of the above transactions. These requirements may change from time to time, and the Company cannot guarantee that the Grantee will be able to receive Shares on the Vesting Date. Moreover, the Company is not liable for any decrease of value of the Company's Shares.
3.    Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.
4.    Vesting of RSUs; Voting; Dividends
(a)    Subject to Section 5, vesting and settlement of the RSUs shall occur on the date set forth in the Grantee's grant notification (such date the “Vesting Date”).
(b)    The Grantee does not have the right to vote any of the Shares or the right to receive dividends on them prior to the date such Shares are issued to the Grantee (or if such RSUs are settled in cash for all or a portion of the RSUs, prior to the date the Grantee receives the Fair Market Value of the Shares for all or a portion of the RSUs) pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee shall be entitled to “Dividend Equivalent Rights” so that the Grantee will receive a cash payment in respect of the Shares in amounts that would otherwise be payable as dividends with respect to such number of Shares, when and as dividends are paid.
5.    Separation from Service
(a)    Involuntary Separation from Service by the Company Other Than For Cause
(i)   At Any Time, Where Grantee is Not at Retirement or Would Not Attain Retirement By End of Salary Continuation Period. If: (1) regardless of the date of the Separation from Service the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause; and (2) the Grantee has not attained Retirement and will not be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the pro-rata number of such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service, unless such Grantee is a “specified employee” on the date of Separation from Service, as defined in U.S. Internal Revenue Code Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case, the Shares shall be issued on the date which is six months after the Separation from Service. The number of Shares that vest shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the date of grant (the “Grant Date”) to the date of the Separation from Service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(ii)   Separation from Service Occurs Prior to January 1 of the Year Following the Grant Date, Where Grantee Either At Retirement or Will Attain Retirement By End of Salary Continuation Period. If: (1) the date of the Separation from Service occurs prior to January 1 of the year following the Grant Date; (2) the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause; and (3) either: (A) the Grantee is eligible for Retirement at the time of the date of the Separation from Service; or (B) the Grantee will be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the pro-rata number of such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service, unless such Grantee is a “specified employee” on the date of Separation from Service, as defined in U.S. Internal Revenue Code Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case, the Shares shall be issued on the date which is six months after the Separation from Service. The number of Shares that vest shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the Grant Date to the date of the Separation from Service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(iii)   Separation From Service Occurs on or after January 1 of the Year Following the Grant Date, Where Grantee Either At Retirement or Will Attain Retirement By End of Salary Continuation Period. If: (1) the date of the Separation from Service occurs on or after January 1 of the year following the Grant Date; (2) the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause on or after the January 1 of the year following the Grant Date; and (3) either (A) the Grantee is eligible for Retirement at the time of the date of the Separation from Service; or (B) the Grantee will be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(b)    Voluntary Separation from Service Due to Retirement
    (i)   Separation From Service Prior to January 1 of the Year Following the Grant Date. If: (1) the date of the Separation from Service occurs prior to January 1 of the year following the Grant Date; and (2) the Grantee incurs a voluntary Separation from Service due to Retirement, then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the pro-rata number of such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service, unless such Grantee is a “specified employee” on the date of Separation from Service, as defined in U.S. Internal Revenue Code Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case, the Shares shall be issued on the date which is six months after the Separation from Service. The number of Shares that vest shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the Grant Date to the date of the Separation from Service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.

(ii)    Separation From Service On or After January 1 of the Year Following the Grant Date. If: (1) the date of the Separation from Service occurs on or after January 1 of the year following the Grant Date; and (2) the Grantee incurs a voluntary Separation from Service due to Retirement, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(c)    Separation from Service due to Disability. If the Grantee incurs a Separation from Service due to Disability, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(d)    Death. If the Grantee dies before otherwise incurring a Separation from Service, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee's designated beneficiary (or if none, the Grantee's estate) within sixty (60) days after such death.
(e)    Separations from Service Causing Forfeiture. All RSUs are forfeited if the Grantee incurs a Separation from Service from the Company (and, if applicable, from any Subsidiary by whom the Grantee is employed) under any of the following conditions: (i) an involuntary Separation from Service by the Company or any Subsidiary for Cause prior to the Vesting Date; or (ii) a voluntary Separation from Service (excluding Retirement or Disability) prior to the Vesting Date.
(f)    Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and payment of the RSUs shall be governed by the provisions of the Plan regarding a Change in Control, which are incorporated herein by reference.
(g)    Paid or Unpaid Leave of Absence or Change in Subsidiary Status for Subsidiary Employing Grantee. For purposes of determining the vesting of RSUs under this Agreement, a paid or unpaid leave of absence of the Grantee shall not constitute a Separation from Service of the Grantee, except to the extent that such leave of absence constitutes a “separation from service” (as defined in U.S. Internal Revenue Code Section 409A). During a paid or unpaid leave of absence, until a “separation from service” occurs, the RSUs shall continue to vest as set forth in this Agreement and the grant notification referred to in Section 4(a) of this Agreement. For purposes of determining the vesting of RSUs under this Agreement, the Grantee's employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary, provided that payment shall continue to be made in accordance with this Agreement.

6.    Non-Competition/Non-Solicitation/Non-Disclosure
The Grantee agrees that, during the Grantee's employment, beginning on the Grant Date, and for a period of one year after the Grantee's Separation from Service with the Company (and, if applicable, a Subsidiary) for any reason whatsoever (including Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in either of the following activities:
(a)    the Grantee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee's acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int'l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L'Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int'l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Shaklee Corp., The Body Shop Int'l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), VirginVie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int'l (Yanbal, Unique), or any of their affiliates; and
(b)    the Grantee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.

In addition, the Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.
In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (x) all unvested RSUs granted hereunder shall be forfeited; (y) if Shares have been issued to the Grantee in respect of vested RSUs hereunder, then, the Grantee shall forfeit all such Shares so issued to the Grantee hereunder; and (z) if cash has been paid to the Grantee in lieu of Shares in respect of all or a portion of the vested RSUs hereunder, the Grantee shall pay to the Company all such cash so paid in lieu of Shares for all or a portion of the RSUs to the Grantee hereunder; provided, however, that if the Grantee no longer holds Shares issued to the Grantee hereunder, then, the Grantee shall pay to the Company in cash the Fair Market Value of any such Shares on the date such Shares were issued to the Grantee hereunder.
7.    Recoupment. Except where void by law and unless otherwise determined, the RSUs and the Shares issued (or the cash payment if the Company elected, instead of Shares to make a cash payment equal to the Fair Market Value of the Shares determined on the Settlement Date) in respect of all or a portion of the vested RSUs hereunder is subject to forfeiture and/or recoupment in the event that a Grantee has engaged in misconduct, including: (y) a serious violation of the Company's Code of Business Conduct & Ethics; or (z) a violation of law within the scope of employment with the Company. All RSUs hereunder are also subject to the Company's Compensation Recoupment Policy.
8.    Service Acknowledgments
The Grantee acknowledges and agrees as follows:
(a)    The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ the Grantee for any specific period. Moreover the RSUs do not become part of the contract of employment or any other employment relationship with the Grantee's employer.
(b)    The award of the RSUs hereunder does not entitle the Grantee to any benefit other than that specifically granted under this Agreement and under the Plan, nor to any future grants or other benefits under the Plan or any similar plan, even if RSUs have ever been granted in the past or have repeatedly been granted in the past. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of the Grantee's ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries. The Grantee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee's participation therein, at any time, at the Company's sole discretion and without notice, subject to applicable law.
(c)    Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate the employment of the Grantee at any time, subject to applicable law.
(d)    The Grantee is voluntarily participating in the Plan.
(e)    The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.

(f)    Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding the Grantee's participation in the Plan.
(g)    In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or payments made upon settlement of the RSUs resulting from termination of the Grantee's service (for any reason whether or not in breach of local law) and the Grantee irrevocably releases the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the RSUs, the Grantee shall be deemed irrevocably to have waived the Grantee's entitlement to pursue such a claim.
(h)    Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the RSUs; and the Grantee's right to vesting of Shares in settlement of the RSUs after termination of service, if any, will be measured by the date of termination of the Grantee's active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Grantee's service has terminated and the effective date of such termination.
9.    Data Privacy Acknowledgment and Consent
By signing this Agreement, the Grantee acknowledges and agrees that in order to implement, manage and administer the Grantee's participation in the Plan and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the RSUs, the Company and/or an entity belonging to the Company's group of companies (including the Grantee's employer) may need to process the Grantee's personal data (electronically or otherwise) including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (the “Personal Data”). The transfer of Personal Data to and collection by third party service providers outside the Company's group of companies, such as the Company's authorized agent, may also be necessary in order to manage and administer the Plan.
The Grantee expressly and unambiguously consents to the collection and processing of Personal Data by the Company, entities belonging to the Company's group of companies, and third party service providers, and the transfer of Personal Data by such parties to the U.S. and other countries, which may have a different or lower level of data protection law than the Grantee's home country, relating to the Grantee's participation in the Plan. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon settlement of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local stock program coordinator. The Grantee understands, however, that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of the Grantee's refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Grantee's local stock program coordinator.
The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. The Grantee may obtain details with respect to the collection, use, processing and transfer of his/her Personal Data in relation to Plan participation and may also request a list with names and addresses of any potential recipients of the Data and/or access to and updates of such Personal Data, if needed, by contacting his or her
10    Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.
11.    Taxes
By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its subsidiaries on the date of grant or vesting of the RSUs or the date of delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company and any of its Subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the RSUs or Grantee's wages or other compensation to fully satisfy the Tax Liability. Furthermore, the Grantee agrees to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Vesting Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of U.S. Internal Revenue Code Section 409A requirements (for those Grantees eligible, because the Grantee elects, pursuant to the Company's Deferred Compensation Plan, to defer the delivery of Shares payable hereunder) or for some other reason, the Grantee hereby irrevocably elects to satisfy the Tax Liability due on the applicable Vesting Date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.

Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, the Grantee acknowledges and agrees that the ultimate responsibility for the Tax Liability is and remains with the Grantee. The Grantee further acknowledges that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Tax Liability; and (z) the Grantee should consult a tax adviser regarding the Tax Liability.
The Grantee acknowledges that he or she may not participate in the Plan and the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Grantee.
12.    U.S. Internal Revenue Code Section 409A. To the extent the Grantee is subject to U.S. Internal Revenue Code Section 409A, any provision, application or interpretation of this RSU that is inconsistent with such U.S. Internal Revenue Code Sections shall be disregarded with respect to such RSU, as applicable. In no event shall the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Plan to comply with U.S. Internal Revenue Code Section 409A.

13.    Provisions Inconsistent with Laws and Translation. In the event any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern. To the extent that the Grantee has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.
14.    Acknowledgment. The Company and the Grantee agree that the RSUs are granted under and governed by the Grantee's grant notification, this Agreement and by the provisions of the Plan (incorporated herein by reference). The Grantee: (x) acknowledges receipt of a copy of each of the foregoing documents; (y) represents that the Grantee has carefully read and is familiar with their provisions; and (z) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Grantee's grant notification. The Grantee also acknowledges receipt of the Plan prospectus.
15.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Grantee with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company's Shares may be listed or quoted at the time of such issuance or transfer.

16.    Foreign Exchange. Where applicable, the Grantee acknowledges and agrees that it is the Grantee's sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of the Shares pursuant to the vesting of the RSUs and that the Grantee shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Grantee is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Grantee's specific situation.
17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.    Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for the Grantee's country, which shall constitute part of this Agreement. Moreover, if the Grantee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.
By the Grantee's acceptance of the RSU, the Grantee and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee has reviewed the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee further agrees to notify the Company upon any change in Grantee's residence address.

AVON PRODUCTS, INC.	GRANTEE

Chief Executive Officer	Name:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
INTERNATIONAL ANNUAL
RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER
THE AVON PRODUCTS, INC. 2013 STOCK INCENTIVE PLAN
NON-U.S. EMPLOYEES

This Appendix includes additional terms and conditions that govern the RSUs granted to the Grantee under the Plan if the Grantee resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

The Grantee understands and agrees that the Company strongly recommends that the Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the RSUs vest or the Shares are issued under the Plan.

The Grantee further understands and agrees that if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, transfer employment after grant of the RSUs, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Grantee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

Argentina

Securities Law Notice
The Grantee understands and agrees that neither the grant of the RSUs nor the issuance of Shares constitute a public offering as defined under Argentine law. The offering of the RSU is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Australia

Foreign Exchange Notice
The Grantee may be responsible for reporting cash transactions inbound and/or outbound that exceed a certain amount. The Grantee also may be responsible for reporting inbound and/or outbound international fund transfers of any value, which do not involve a local bank.

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Brazil

Compliance Notice
By accepting the RSUs, the Grantee agrees to comply with all applicable Brazilian laws and satisfy all applicable tax and social insurances associated with the vesting of the RSUs and the sale of the Shares obtained pursuant to the vesting of the RSUs. That Grantee agrees that, for all legal purposes, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Grantee's employment; (ii) the Plan is not a part of the terms and conditions of the Grantee's employment; and (iii) the income from the RSUs, if any, is not part of the Grantee's remuneration from employment.

Bulgaria

Foreign Exchange Notice
Foreign brokerage account balances in excess of BGN 50,000 on each December 31st must be reported to the Bulgarian National Bank by March 31st of the following calendar year. Moreover, for payments equal to or exceeding BGN 5,000, a statistical form must be submitted to the commercial bank handling the transaction.
Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Bulgaria.

Canada

Share Settlement
Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the RSUs does not provide any right for the Grantee to receive a cash payment and the RSUs will be settled in Shares only.

French Language Waiver
The following provisions will apply to Grantees who are residents of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

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Chile

Foreign Exchange Notice
Both Avon Products, Inc. and its shares are not listed on the Chilean Registry of Securities and are not under the supervision and control of the SVS. You must notify the Central Bank (and Tax Bureau) of currency transfers for investments in foreign securities that exceed US $10,000 per transfer or total more than US $5 million per year in value. Generally, this notification will be made by the commercial bank handling the transfer. Additionally, the Central Bank must be informed annually (within 90 day of the end of the year) of foreign investments exceeding US $10,000 pre transfer or US $5 million per year in value.

Colombia

Foreign Exchange Notice
The Grantee understands and acknowledges that if the Grantee's total overseas investments, including but not limited to any Shares acquired under the Plan, at any time exceeds US $500,000, the Grantee must register such investments with the Colombian Central Bank by June 30 of the following year.

France

Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in France.

Language Consent
In accepting the grant of the RSUs and the Agreement which provides for the terms and conditions of the RSUs, the Grantee confirms that he or she has read and understood the documents relating to the RSUs (the Plan and the Agreement), which were provided in the English language. The Grantee accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée
En acceptant cette attribution gratuite d'actions et ce contrat qui contient les termes et conditions de cette attribution gratuite d'actions, l'employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d'Attribution) qui lui ont été communiqués en langue anglaise. L'employé en accepte les termes en connaissance de cause.

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Hong Kong

Securities Law Notice
The RSUs and Shares issued upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Subsidiaries. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person. If the Grantee is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Grantee should obtain independent professional advice.

Hungary

Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Hungary.

The grant of RSUs is made pursuant to and in compliance with the private placement rules under the Capital Markets Act CXX of 2001.

India

Fund Repatriation
The Grantee understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India and convert the proceeds into local currency within ninety (90) days of receipt. The Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Grantee should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Company requests proof of repatriation.

Italy

Foreign Exchange Notice
To participate in the Plan, the Grantee must comply with exchange control regulations in Italy. Transfer of funds in excess of a certain amount to or from Italy in connection with the Grantee's participation in the Plan may need to be reported in the Grantee's individual tax return. In addition, Shares held by the Grantee in excess of a certain value may need to be reported on the Grantee's individual tax return. The Grantee is urged to seek appropriate professional advice as to how the exchange control regulations apply to the Grantee's specific situation.

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Italy (continued)

Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Italy.

Malaysia

Securities Law Notice
The grant of RSUs has been made in compliance with applicable Malaysian securities requirements including, as appropriate, filing an Information Memorandum with the Malaysian Securities Commission.

Employment and Labor Law Acknowledgments
By accepting the RSU, the Grantee acknowledges that the Grantee has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.

The Grantee acknowledges and confirms that the Grantee does not reserve any action or right to bring any claim against the Company or its Subsidiaries for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Mexico

Employment and Labor Law Acknowledgments
As a condition of accepting the RSU, the Grantee acknowledges and agrees that: (i) the RSU is not related to the salary or any other contractual benefits provided to the Grantee by the Grantee's employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee's employment; (iii) the grant of the RSU is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Grantee; and (iv) neither the grant of the RSU nor the issuance of Shares in any way establishes a labor relationship between the Grantee and the Company, which is headquartered in the United States, or any additional rights between the Grantee and the Grantee's employer, based in Mexico.
By accepting the RSU, the Grantee acknowledges that the Grantee has received copy of the Plan, has reviewed the Plan and the Agreement in their entireties, and fully understands and accepts all provisions of the Plan and the Agreement.
The Grantee acknowledges and confirms that the RSU does not reserve any action or right to bring any claim against the Company or its Subsidiaries for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

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Morocco

Foreign Exchange Notice
The transfer of funds abroad is subject to prior approval by the Foreign Exchange Office of the Ministry of Finance (FEO). Repatriation of cash proceeds from an award, including dividends and proceeds from the sale of shares underlying any award, may be required.

Poland

Foreign Exchange Notice
The Grantee understands and acknowledges that the Grantee must notify the National Bank of Poland of the value of all foreign share ownership, including but not limited to Shares acquired under the Plan, if such ownership exceeds a designated threshold. The Grantee is strongly encouraged to consult with an appropriate legal advisor regarding these requirements.

Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Poland.

Republic of Korea
Foreign Exchange Notice
Please note that the proceeds received from the sale of stock overseas must be reported to Korea within eighteen (18) months if such proceeds exceed U.S. $500,000 per sale. Separate sales may be deemed a single sale if the sole purpose of separate sales was to avoid a sale exceeding the U.S. $500,000 per sale threshold.
Spain

Foreign Exchange Notice
The Grantee understands that to participate in the Plan, the Grantee must comply with exchange control regulations in Spain. In this regard, the Grantee understands that if the Grantee receives cash dividends or cash proceeds from the sale of Shares, the Grantee must comply with all applicable foreign exchange regulations and notification requirements and provide any required information to the local financial institution through which the Grantee transfers the funds.

If the Grantee acquires Shares under the Plan and wishes to transfer the share certificates to Spain, the Grantee understands that the Grantee must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores, (i.e., the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of Economy).

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Spain (continued)

Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Spain.

Taiwan

Securities Disclaimer
The Plan is not registered in Taiwan with the Securities and Futures Bureau and is not subject to the securities laws of Taiwan.

United Kingdom
Securities Disclosure
Neither this Agreement nor the Plan is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.

Tax and National Insurance Contributions
In the event that the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the RSUs, the Grantee, as a condition to the vesting of the RSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. The Grantee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares acquired pursuant to the RSUs.

As a further condition of the vesting of the RSUs under the Plan, the Grantee may at the Company's discretion be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole any Secondary NIC Liability.

To the extent permitted by law, the Grantee hereby agrees to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.

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